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                                                                  EXHIBIT (a)(2)

                            [FAIR GROUNDS LETTERHEAD]




                                November 17, 2000


To Our Shareholders:

         Earlier this month, we distributed a Notice of a Special Meeting and Information Statement in connection with a Special Meeting of Shareholders to be held on November 28, 2000. The principal purpose of the Special Meeting is to consider and vote on a proposal to effect a reverse stock split. As stated in the Information Statement, the reverse stock split will be effected based on record ownership of Fair Grounds common stock (i.e. the name in which Fair Grounds common stock is registered on the transfer records maintained by Fair Grounds' transfer agent) on the effective date of the reverse stock split. The Information Statement also points out that shareholders may adjust their record ownership prior to the effective date of the reverse stock split. Shareholders may wish to take the following into account in determining whether to adjust their share ownership:

         1. If a shareholder beneficially owns shares of Fair Grounds common stock that are not registered in his name but rather are held of record by the shareholder's broker, bank or other custodian or by a securities clearinghouse in which the shareholder's broker or bank is a participant, those shares will be aggregated with the shares beneficially held by other persons whose shares are also held of record by that broker, bank, custodian or clearinghouse, and the reverse stock split will be effected based on the aggregate record ownership of the broker, bank, custodian or clearinghouse. Shareholders whose shares are held for their accounts by a broker, bank or other custodian may wish to consult with their broker, bank or custodian to determine the manner in which their shares are registered.

         2. If a shareholder is the record holder of some shares of Fair Grounds common stock and a corporation or other entity that the shareholder owns is the record holder of other shares of Fair Grounds common stock, the shareholder's record ownership will not be aggregated with the record ownership of that corporation or other entity. Thus, for purposes of the reverse stock split, the shareholder will be the record holder of the number of shares held of record by him and the corporation or other entity will be the record holder of the number of shares held of record by it.

         As stated in the Information Statement, if the reverse stock split amendment is approved, record ownership will be determined for purposes of the reverse stock split as of the date on which the reverse stock split amendment is filed with the Secretary of State of Louisiana, which will be as soon as is reasonably practicable following shareholder approval of the reverse stock split amendment.

                                                        Sincerely yours,



                                                        /s/ Bryan G. Krantz
                                                        -----------------------
                                                        Bryan G. Krantz
                                                        President

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